EXHIBIT 99.2

Third Quarter 2023 Earnings
Prepared Remarks

We are providing a copy of our prepared remarks in connection with our earnings announcement. These remarks are offered to provide additional detail for analyzing our Q3 2023 results in advance of our quarterly conference call. These prepared remarks will not be read on the call.

Conference call details:
November 2, 2023
8:30 a.m. Eastern Time

•To access the live broadcast, please visit the Investor Relations section of our website at https://investors.ansys.com and click on Events & Presentations, then Events.

•The call can also be heard by dialing (855) 239-2942 (US) or (412) 542-4124 (CAN & INT'L) at least five minutes prior to the call and asking the operator to connect you to our conference call.

•A replay will be available within two hours of the call's completion by dialing (877) 344-7529 (US), (855) 669-9658 (CAN) or (412) 317-0088 (INT'L) and referencing the access code 7702246 or at https://investors.ansys.com/events-presentations/events.

/ Supplemental Information

In addition to our GAAP information, we have historically provided non-GAAP supplemental information. Our reasons for providing this information are described later in this document, as well as in our Q3 2023 earnings press release, which can be found on our website in the "Why Ansys - News Center" section. Reconciliations of GAAP to non-GAAP information are also provided later in this document.

Constant currency amounts exclude the effects of foreign currency fluctuations on the reported results. To present this information, the 2023 results for entities whose functional currency is a currency other than the U.S. Dollar were converted to U.S. Dollars at rates that were in effect for 2022, rather than the actual exchange rates in effect for 2023. The constant currency growth rates are calculated by adjusting the 2023 reported results to exclude the 2023 currency fluctuation impacts and comparing them to the 2022 reported results. We have provided this non-GAAP financial information to aid investors in better understanding our operational performance.

Q3 2023 Financial Results // 1

/ Third Quarter Overview

Third quarter consolidated GAAP revenue was $458.8 million, a decrease of 3% and 4% in reported and constant currency, respectively, when compared to the third quarter of 2022. Year-to-date (YTD) 2023 consolidated GAAP revenue was $1,464.8 million, an increase of 7% and 8% in reported and constant currency, respectively, when compared to YTD 2022. GAAP diluted EPS was $0.64 and $2.58 in the third quarter and YTD 2023, respectively, compared to $1.10 and $3.04 for the third quarter and YTD 2022, respectively. Operating cash flows were $160.8 million and $484.4 million for the third quarter and YTD 2023, respectively, compared to $127.2 million and $457.0 million for the third quarter and YTD 2022, respectively.

Third quarter consolidated non-GAAP revenue was $458.8 million, a decrease of 3% and 4% in reported and constant currency, respectively, when compared to the third quarter of 2022. YTD 2023 non-GAAP revenue was $1,464.8 million, an increase of 6% and 7% in reported and constant currency, respectively, when compared to YTD 2022. Non-GAAP diluted EPS was $1.41 and $4.85 in the third quarter and YTD 2023, respectively, compared to $1.77 and $4.90 for the third quarter and YTD 2022, respectively. Unlevered operating cash flows were $170.6 million and $512.3 million for the third quarter and YTD 2023, respectively, compared to $132.0 million and $467.0 million for the third quarter and YTD 2022, respectively.

We reported third quarter annual contract value (ACV) of $457.5 million, an increase of 12% and 10% in reported and constant currency, respectively, when compared to the third quarter of 2022. YTD 2023 ACV was $1,345.3 million, an increase of 11% and 12% in reported and constant currency, respectively, when compared to YTD 2022.

Quarterly dynamics can be volatile and, oftentimes, variances in the income statement can be disconnected from ACV. The quarterly mix of license types that generate up-front revenue recognition creates a year-over-year revenue headwind in the third quarter which is causing the income statement to be disconnected from the third quarter ACV. The year-over-year revenue and resulting income statement in the third quarter is not a reflection of business momentum. Our full-year ACV guidance continues to be the best metric to observe the momentum in our business.

In the context of broader U.S. foreign policy shifts, the U.S. Department of Commerce is continuing to apply controls to the export to China of certain technologies. Ansys maintains a robust global compliance program. Compliance and cooperation with the U.S. government’s evolving requirements are paramount to Ansys. Our third quarter results were negatively impacted by incremental approval processes and export restrictions, including additional restrictions on sales to certain Chinese entities, which created a $20 million headwind to ACV and revenue that was not contemplated in our third quarter guidance provided in August. We continue to collaborate with the Department of Commerce to adhere to the new requirements, and we have internally aligned our business operations to adjust to these requirements. Please see the ‘Outlook’ section for more details.

The Q4 and full year 2023 guidance, and the related assumptions, are detailed later in this document.

Q3 2023 Financial Results // 2

Other Recent Highlights

We remain driven by our mission of powering innovation that drives human advancement. This mission is sustained by our investments in new technologies, our ongoing and industry-leading support to customers and our values and culture.

•By expanding artificial intelligence (AI) capabilities across our simulation portfolio and technical support services, we are enhancing our customer experience and further accelerating next-generation advancements.

◦We recently announced the upcoming launch of Ansys SimAI, a cloud-enabled physics-neutral platform that will empower users across industries to greatly accelerate innovation and reduce time to market. With Ansys SimAI, users will be able to reliably predict the performance of complex problems in mere minutes instead of hours or days. The tool will encourage more design testing, faster progress and ultimately more innovation.
◦We also announced the upcoming availability of AI+, which will build on the existing AI capabilities in many of our products. The new AI+ products, which will be packaged and priced separately, include Ansys Granta MI AI+ and optiSLang AI+. The new products will incorporate and extend AI features within our industry-leading desktop products to enhance core functionalities. For example, machine learning (ML) modules are included in the desktop version of Ansys Granta MI AI+. Ansys optiSLang AI+ users are able to perform efficient optimization, sensitivity studies and robust design with advanced field and scalar ML-based meta-models. The new AI+ offerings will empower customers with more choice for how they access Ansys AI capabilities across our desktop products.

◦In July, we announced the beta launch of AnsysGPT, a virtual assistant that garners engineering expertise across physics domains, provides 24/7 comprehensive technical support, and reduces response times. Expected in early 2024, AnsysGPT will usher in a new era of AI integration across Ansys’ simulation portfolio and customer community.

•Our customers continue to utilize Ansys’ industry-leading portfolio to shorten testing and development timelines.

◦Our largest contract in the quarter was a three-year multi-million dollar agreement with a long-time North American aerospace and defense customer. Our new agreement with this customer reflects its growing usage of Ansys products. Ansys technology contributed to the customer securing a contract with the U.S. government.

◦Our customer Continental is using simulation to augment its existing engineering resources that are tasked with validating its ADAS systems. The company is using Ansys simulation for optical integration analysis and corner case studies that are integral to the development and validation of new sensors and computer vision algorithms. Ansys simulation is helping Continental to slash development time and physical testing, while reducing costs and freeing up engineering resources.

◦Longtime customer ZF Group is using our solutions to reduce the complexity of analysis for embedded systems. These embedded systems must be capable of operating reliably and safely under challenging environmental conditions. In the past, ZF used different tools for failure modes and effects analysis and for fault tree analysis. By standardizing on Ansys software, the company reports saving hundreds of hours on each analysis project.
Q3 2023 Financial Results // 3

◦Oracle Red Bull Racing, recent winner of the Formula 1 Constructors’ and Drivers’ Championships, used Ansys to design the RB19 car. With Ansys, the team makes decisions faster than ever and with greater confidence that the car’s performance and behavior on the race-day track will replicate the behavior seen in the virtual wind tunnel.

•We also continue to find ways to deliver additional value to our customers in the high-tech sector, where our strong and evolving partnerships along with the capabilities of our portfolio are helping companies speed time to market while improving product performance.

◦This quarter we announced a collaboration with Synopsys and Keysight on a new radio frequency (RF) design reference flow supporting TSMC’s advanced 4nm process node — providing an open and optimized flow that delivers exceptional quality-of-results for advanced 5G/6G wireless systems. Ansys signoff power integrity and electromagnetic modeling capabilities featured in the new custom design flow help meet the growing needs of high-speed circuit designers. In partnership with Keysight and Synopsys, we work closely with TSMC to make our industry-leading power integrity and electromagnetic modeling technology available in a custom design flow that responds to the needs of high-speed circuit designers.

◦United Microelectronics Corporation (UMC) certified Ansys Redhawk-SC™ and Ansys Redhawk-SC Electrothermal™ to simulate its latest 3D-IC packaging technology. These 3D-IC solutions for multiphysics analysis fit into a larger set of comprehensive Ansys solutions for board and system electrothermal analysis, including Ansys SIwave™ and Ansys Icepak™. The certification will improve power, efficiency and performance of edge AI, graphic processing and wireless communication systems, as Ansys has the speed and accuracy to handle full-chip analysis. Combined with UMC’s advanced chip-stacking technology, Ansys semiconductor solutions help solve challenges in 3D-IC packing technologies.

◦Ansys received four TSMC 2023 Open Innovation Platform® (OIP) Partner of the Year Awards this quarter, honoring our pursuit of excellence in design enablement. TSMC recognized Ansys for our power integrity and reliability solutions for silicon process enablement and voltage drop signoff, our delivery of comprehensive support for TSMC’s 3DBlox language, and our collaborative effort with OIP partners to develop reference flows for radio-frequency design enablement.

•Our values – adaptability, courage, generosity, and authenticity – are at the heart of everything we do. As evidenced by multiple ESG awards and recognition this quarter, our employees around the globe are enthusiastic about their work and know they are making a positive impact.

◦In the United States, we were ranked 16th on Newsweek’s List of Top 100 Most Loved Workplaces in America, and we earned a place on U.S. News & World Report’s inaugural list of the Best Companies to Work For in the Technology industry.

◦We were rated 24th on Newsweek’s Top 100 UK’S Most Loved Workplaces and 25th on the Best Workplaces in Europe™ 2023 list by Great Place to Work. The lists recognize companies that have created a workplace where employees feel respected, inspired, and appreciated.
Q3 2023 Financial Results // 4

DEFERRED REVENUE AND BACKLOG

(in thousands)	September 30, 2023	June 30, 2023	September 30, 2022	June 30, 2022
Current Deferred Revenue	$349,668	$374,407	$334,901	$360,910
Current Backlog	424,547	435,812	339,241	364,413
Total Current Deferred Revenue and Backlog	774,215	810,219	674,142	725,323

Long-Term Deferred Revenue	20,765	22,099	19,817	22,712
Long-Term Backlog	410,697	463,480	414,929	431,213
Total Long-Term Deferred Revenue and Backlog	431,462	485,579	434,746	453,925

Total Deferred Revenue and Backlog	$1,205,677	$1,295,798	$1,108,888	$1,179,248

ACV

(in thousands, except percentages)	Q3 QTD 2023	Q3 QTD 2023 in Constant Currency	Q3 QTD 2022	% Change	% Change in Constant Currency
ACV	$457,549	$451,779	$409,317	11.8%	10.4%

(in thousands, except percentages)	Q3 YTD 2023	Q3 YTD 2023 in Constant Currency	Q3 YTD 2022	% Change	% Change in Constant Currency
ACV	$1,345,305	$1,355,529	$1,213,735	10.8%	11.7%

Recurring ACV includes both subscription lease ACV and all maintenance ACV (including maintenance from perpetual licenses). It excludes perpetual license ACV and service ACV. Recurring ACV (detailed above) is the metric we use to capture the value of the annuity we continue to build.
Q3 2023 Financial Results // 5

Q3 2023 Trailing Twelve-Month ACV by Industry

Consumer, 2%
Aerospace & Defense, 22%
High-Tech, 31%
Automotive, 17%
Healthcare, 2%
Construction, 1%
Academic, 3%
Materials & Chemicals, 5%
Energy, 9%
Industrial Equipment, 8%

Q3 2022 Trailing Twelve-Month ACV by Industry

Consumer, 1%
Aerospace & Defense, 22%
Automotive, 16%
Industrial Equipment, 8%
Energy, 9%
Materials & Chemicals, 5%
Academic, 3%
Construction, 1%
Healthcare, 2%
High-Tech, 33%

Q3 2023 Financial Results // 6

Regional and Industry Commentary
Our double-digit ACV growth in the third quarter was driven by all three regions with strong performance in the high-tech and automotive industries. We continue to see our customers expand their digital engineering capabilities in support of digital transformation endeavors. Competitive pressures to reduce costs and shorten design cycles remain steady drivers of demand for our solutions.

•We grew our position in the high-tech industry led by growth in the Americas and EMEA regions. Our customers continued to invest in our simulation solutions to deliver more advanced chips, enhanced 5G and 6G technology, and next-generation automotive components.

◦Growth in the Americas was supported by multiple agreements with global manufacturing companies that supply products ranging from electronic components and subsystems to optical and photonic solutions for networking and commercial lasers. One contract featured an electronics manufacturer that made a multi-year investment, adding more users and products. Our solutions support the customer’s sustainability goals and efforts to accelerate time-to-market by reducing physical testing and achieving smarter designs.

◦EMEA growth was led by a sale with a semiconductor supplier. Our materials intelligence solution displaced in-house technology within this leading semiconductor supplier, supporting the company’s efforts to maintain compliance with chemical regulation with changes to legislation looming.

•We delivered ACV growth in the automotive industry driven by growth in the Americas and Asia-Pacific regions. Traditional original equipment manufacturers and suppliers continued to invest in simulation to drive electrification, advanced driver assistance systems, safety, and cybersecurity innovation. Our value proposition remains attractive as major automotive companies seek to reduce product development costs, particularly for electric vehicles.

◦Growth in the Americas was led by significant sales to two global automotive suppliers. Both transactions will result in more users and more computations through HPC investment. Confidence in our tools and workflows, electrification initiatives, and a shift toward virtual validation were key drivers.

◦Asia-Pacific growth was highlighted by commitments with a Japanese automotive lighting and electrical component manufacturer and a multinational mobility manufacturer. One of the commitments nearly doubled the customer's investment in our crash simulation software to support the company’s passive safety goals.

•Strong results in the Americas and EMEA contributed to growth in the industrial equipment sector. Electrification remains a key priority and investment driver among our industrial customer base. Automation and democratization initiatives also drove activity in the sector.

◦Growth in the industrial equipment industry was headlined by an agreement in the Americas region with a multinational supplier of industrial and environmental machinery. The company is leveraging our technology and support teams to build automation and optimization into engineering workflows that will accelerate the development of next-generation industrial pumps.

◦A multi-year transaction with a European pump manufacturer also contributed to growth. The agreement increases the number of simulation users globally and adds HPC capacity.
Q3 2023 Financial Results // 7

REVENUE

(in thousands, except percentages)	Q3 QTD 2023	Q3 QTD 2023 in Constant Currency	Q3 QTD 2022	% Change	% Change in Constant Currency
GAAP Revenue	$458,795	$452,632	$472,511	(2.9)%	(4.2)%
Non-GAAP Revenue	$458,795	$452,632	$473,673	(3.1)%	(4.4)%

(in thousands, except percentages)	Q3 YTD 2023	Q3 YTD 2023 in Constant Currency	Q3 YTD 2022	% Change	% Change in Constant Currency
GAAP Revenue	$1,464,841	$1,476,021	$1,371,438	6.8%	7.6%
Non-GAAP Revenue	$1,464,841	$1,476,021	$1,378,196	6.3%	7.1%
The difference between the GAAP and non-GAAP revenue values for the 2022 period is a result of the application of the fair value provisions applicable to the accounting for business combinations closed prior to 2022.

We continue to experience strong demand from our customers for contracts that often include longer-term, subscription leases involving a larger number of our software products. These arrangements typically involve a higher overall transaction price. The upfront recognition of license revenue related to these larger transactions can result in significant subscription lease revenue volatility. Software products, across a large variety of applications and industries, are increasingly distributed in software-as-a-service, cloud and other subscription environments in which the licensing approach is time-based rather than perpetual. This preference could result in a shift from perpetual licenses to time-based licenses, such as subscription leases, over the long term.

In addition, the value and duration of multi-year subscription lease contracts executed during the period significantly impact the recognition of revenue. As a result, revenue may fluctuate, particularly on a quarterly basis, due to the timing of such contracts, relative differences in duration of long-term contracts from quarter to quarter and changes in the mix of license types sold compared to the prior year. Large swings in revenue growth rates are not necessarily indicative of customers' software usage changes or cash flows during the periods presented.

Q3 2023 Financial Results // 8

REVENUE BY LICENSE TYPE

GAAP

(in thousands, except percentages)	Q3 QTD 2023	% of Total	Q3 QTD 2022	% of Total	% Change	% Change in Constant Currency
Subscription Lease	$103,573	22.6%	$136,489	28.9%	(24.1)%	(25.0)%
Perpetual	58,849	12.8%	72,417	15.3%	(18.7)%	(19.8)%
Maintenance[1]	278,108	60.6%	247,678	52.4%	12.3%	10.7%
Service	18,265	4.0%	15,927	3.4%	14.7%	12.8%
Total	$458,795		$472,511		(2.9)%	(4.2)%

(in thousands, except percentages)	Q3 YTD 2023	% of Total	Q3 YTD 2022	% of Total	% Change	% Change in Constant Currency
Subscription Lease	$386,494	26.4%	$362,977	26.5%	6.5%	7.3%
Perpetual	199,977	13.7%	212,355	15.5%	(5.8)%	(5.2)%
Maintenance[1]	820,393	56.0%	742,554	54.1%	10.5%	11.4%
Service	57,977	4.0%	53,552	3.9%	8.3%	8.7%
Total	$1,464,841		$1,371,438		6.8%	7.6%

Non-GAAP

(in thousands, except percentages)	Q3 QTD 2023	% of Total	Q3 QTD 2022	% of Total	% Change	% Change in Constant Currency
Subscription Lease	$103,573	22.6%	$136,538	28.8%	(24.1)%	(25.1)%
Perpetual	58,849	12.8%	72,417	15.3%	(18.7)%	(19.8)%
Maintenance[1]	278,108	60.6%	248,790	52.5%	11.8%	10.2%
Service	18,265	4.0%	15,928	3.4%	14.7%	12.8%
Total	$458,795		$473,673		(3.1)%	(4.4)%

(in thousands, except percentages)	Q3 YTD 2023	% of Total	Q3 YTD 2022	% of Total	% Change	% Change in Constant Currency
Subscription Lease	$386,494	26.4%	$363,090	26.3%	6.4%	7.2%
Perpetual	199,977	13.7%	212,355	15.4%	(5.8)%	(5.2)%
Maintenance[1]	820,393	56.0%	749,198	54.4%	9.5%	10.4%
Service	57,977	4.0%	53,553	3.9%	8.3%	8.7%
Total	$1,464,841		$1,378,196		6.3%	7.1%
1Maintenance revenue is inclusive of both maintenance associated with perpetual licenses and the maintenance component of subscription leases.
Q3 2023 Financial Results // 9

REVENUE BY GEOGRAPHY

GAAP

(in thousands, except percentages)	Q3 QTD 2023	% of Total	Q3 QTD 2022	% of Total	% Change	% Change in Constant Currency
Americas	$218,294	47.6%	$209,530	44.3%	4.2%	4.2%

Germany	37,901	8.3%	48,115	10.2%	(21.2)%	(27.0)%
Other EMEA	83,719	18.2%	72,058	15.3%	16.2%	9.3%
EMEA	121,620	26.5%	120,173	25.4%	1.2%	(5.2)%

Japan	40,956	8.9%	38,586	8.2%	6.1%	10.6%
Other Asia-Pacific	77,925	17.0%	104,222	22.1%	(25.2)%	(25.3)%
Asia-Pacific	118,881	25.9%	142,808	30.2%	(16.8)%	(15.6)%

Total	$458,795		$472,511		(2.9)%	(4.2)%

(in thousands, except percentages)	Q3 YTD 2023	% of Total	Q3 YTD 2022	% of Total	% Change	% Change in Constant Currency
Americas	$695,561	47.5%	$610,156	44.5%	14.0%	14.1%

Germany	117,240	8.0%	111,888	8.2%	4.8%	2.9%
Other EMEA	251,696	17.2%	236,250	17.2%	6.5%	5.6%
EMEA	368,936	25.2%	348,138	25.4%	6.0%	4.8%

Japan	141,770	9.7%	133,562	9.7%	6.1%	13.8%
Other Asia-Pacific	258,574	17.7%	279,582	20.4%	(7.5)%	(5.8)%
Asia-Pacific	400,344	27.3%	413,144	30.1%	(3.1)%	0.5%

Total	$1,464,841		$1,371,438		6.8%	7.6%

Q3 2023 Financial Results // 10

Non-GAAP

(in thousands, except percentages)	Q3 QTD 2023	% of Total	Q3 QTD 2022	% of Total	% Change	% Change in Constant Currency
Americas	$218,294	47.6%	$209,995	44.3%	4.0%	3.9%

Germany	37,901	8.3%	48,208	10.2%	(21.4)%	(27.1)%
Other EMEA	83,719	18.2%	72,222	15.2%	15.9%	9.1%
EMEA	121,620	26.5%	120,430	25.4%	1.0%	(5.4)%

Japan	40,956	8.9%	38,827	8.2%	5.5%	9.9%
Other Asia-Pacific	77,925	17.0%	104,421	22.0%	(25.4)%	(25.5)%
Asia-Pacific	118,881	25.9%	143,248	30.2%	(17.0)%	(15.9)%

Total	$458,795		$473,673		(3.1)%	(4.4)%

(in thousands, except percentages)	Q3 YTD 2023	% of Total	Q3 YTD 2022	% of Total	% Change	% Change in Constant Currency
Americas	$695,561	47.5%	$613,130	44.5%	13.4%	13.5%

Germany	117,240	8.0%	112,469	8.2%	4.2%	2.3%
Other EMEA	251,696	17.2%	237,383	17.2%	6.0%	5.1%
EMEA	368,936	25.2%	349,852	25.4%	5.5%	4.2%

Japan	141,770	9.7%	134,791	9.8%	5.2%	12.8%
Other Asia-Pacific	258,574	17.7%	280,423	20.3%	(7.8)%	(6.1)%
Asia-Pacific	400,344	27.3%	415,214	30.1%	(3.6)%	—%

Total	$1,464,841		$1,378,196		6.3%	7.1%

REVENUE BY CHANNEL

GAAP

	Q3 QTD 2023	Q3 QTD 2022	Q3 YTD 2023	Q3 YTD 2022
Direct revenue, as a percentage of total revenue	73.5%	74.8%	73.7%	73.7%
Indirect revenue, as a percentage of total revenue	26.5%	25.2%	26.3%	26.3%

Non-GAAP

	Q3 QTD 2023	Q3 QTD 2022	Q3 YTD 2023	Q3 YTD 2022
Direct revenue, as a percentage of total revenue	73.5%	74.8%	73.7%	73.7%
Indirect revenue, as a percentage of total revenue	26.5%	25.2%	26.3%	26.3%

Q3 2023 Financial Results // 11

INCOME STATEMENT HIGHLIGHTS

GAAP

	Q3 QTD 2023	Q3 QTD 2022	Q3 YTD 2023	Q3 YTD 2022
Gross margin	85.8%	86.9%	86.3%	86.2%
Operating margin	15.2%	26.1%	20.0%	24.2%
Effective tax rate	11.3%	18.7%	15.6%	16.7%

Non-GAAP

	Q3 QTD 2023	Q3 QTD 2022	Q3 YTD 2023	Q3 YTD 2022
Gross margin	91.1%	91.1%	91.1%	90.6%
Operating margin	34.1%	41.0%	36.8%	38.9%
Effective tax rate	17.5%	18.0%	17.5%	18.0%

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

•Cash and short-term investments totaled $639.5 million as of September 30, 2023, of which 51% was held domestically.

•Deferred revenue and backlog was $1,205.7 million at September 30, 2023.

•Operating cash flows were $160.8 million for the third quarter of 2023 as compared to $127.2 million for the third quarter of 2022. Operating cash flows were $484.4 million for YTD 2023 as compared to $457.0 million for YTD 2022.

•Unlevered operating cash flows were $170.6 million for the third quarter of 2023 as compared to $132.0 million for the third quarter of 2022. Unlevered operating cash flows were $512.3 million for YTD 2023 as compared to $467.0 million for YTD 2022.

•Cash paid for acquisitions, net of cash acquired, totaled $197.8 million for YTD 2023. There was no cash paid for acquisitions, net of cash acquired, during the third quarter of 2023. Cash paid for acquisitions, net of cash acquired, was $1.0 million and $242.6 million for the third quarter and YTD 2022, respectively.

•Capital expenditures totaled $4.5 million and $16.5 million for the third quarter and YTD 2023, respectively. We are currently planning capital expenditures in the range of $25.0 - $30.0 million for FY 2023 as compared to the $24.4 million that was spent in FY 2022.

SHARE COUNT AND SHARE REPURCHASES

We had 87.4 million and 87.3 million fully diluted weighted average shares outstanding in the third quarter and YTD 2023, respectively. We repurchased 649,900 shares for $196.5 million YTD 2023. All repurchases were made in the first quarter. As of September 30, 2023, we had 1.1 million shares remaining available for repurchase under our authorized share repurchase program. Our authorized repurchase program does not have an expiration date, and the pace of the purchase activity will depend on factors such as working capital needs, cash requirements for acquisitions, our stock price, and economic and market conditions.

Q3 2023 Financial Results // 12

STOCK-BASED COMPENSATION EXPENSE

(in thousands, except per share data)	Q3 QTD 2023	Q3 QTD 2022	Q3 YTD 2023	Q3 YTD 2022
Cost of sales:
Maintenance and service	$3,568	$2,621	$9,924	$7,448
Operating expenses:
Selling, general and administrative	32,907	27,077	89,006	67,117
Research and development	21,586	17,272	59,603	47,554
Stock-based compensation expense before taxes	58,061	46,970	158,533	122,119
Related income tax benefits	(12,993)	(9,984)	(41,848)	(42,037)
Stock-based compensation expense, net of taxes	$45,068	$36,986	$116,685	$80,082
Net impact on earnings per share:
Diluted earnings per share	$(0.52)	$(0.42)	$(1.34)	$(0.92)

CURRENCY

The third quarter and YTD 2023 revenue, operating income, ACV and deferred revenue and backlog, as compared to the third quarter and YTD 2022, were impacted by fluctuations in the exchange rates of foreign currencies against the U.S. Dollar. The currency fluctuation impacts on GAAP and non-GAAP revenue and operating income, ACV, and deferred revenue and backlog based on 2022 exchange rates are reflected in the tables below. Amounts in brackets indicate an adverse impact from currency fluctuations.

GAAP

(in thousands)	Q3 QTD 2023	Q3 YTD 2023
Revenue	$6,163	$(11,180)
Operating income	$2,505	$(3,138)

Non-GAAP

(in thousands)	Q3 QTD 2023	Q3 YTD 2023
Revenue	$6,163	$(11,180)
Operating income	$2,990	$(3,041)

Other Metrics

(in thousands)	Q3 QTD 2023	Q3 YTD 2023
ACV	$5,770	$(10,224)
Deferred revenue and backlog	$(14,555)	$(20,418)

Q3 2023 Financial Results // 13

The most meaningful currency impacts are typically attributable to U.S. Dollar exchange rate changes against the Euro and Japanese Yen. Historical exchange rates as well as exchange rate ranges provided for our August 2023 guidance are reflected in the charts below. Relative to our Q3 guidance, the average EUR/USD rate was at the low-end of our Q3 guidance range and the average USD/JPY rate was above our guidance range, adversely impacting our reported results.

	Period-End Exchange Rates
As of	EUR/USD	USD/JPY
September 30, 2023	1.06	149
December 31, 2022	1.07	131
September 30, 2022	0.98	145

	Average Exchange Rates
Three Months Ended	EUR/USD	USD/JPY
September 30, 2023	1.09	145
September 30, 2022	1.01	138

	Average Exchange Rates
Nine Months Ended	EUR/USD	USD/JPY
September 30, 2023	1.08	138
September 30, 2022	1.06	127

Rate Assumptions used in August 2023 Guidance	EUR/USD	USD/JPY
Q3 2023	1.09 - 1.12	140 - 143
FY 2023	1.09 - 1.12	136 - 139
Q3 2023 Financial Results // 14

/ Outlook

Our fourth quarter and full year 2023 financial guidance estimates are provided below and are based on significant assumptions that may or may not be realized. Those assumptions, and certain related management actions, include the following, among others:
•Our outlook is based on the continued broad-based growth across industries and geographies that we have seen so far in 2023 and expect to continue through the remainder of the year.
•Trade restrictions limit our ability to deliver products and services to Russia and Belarus, and to deliver to certain companies in China. Our guidance assumes that these restrictions, as they exist as of November 2023, will remain in place throughout the remainder of 2023 and for 2024.
•Additional restrictions or a further deterioration in the global trade or geopolitical environments could have a material adverse impact on our business, as well as on our ability to achieve our financial guidance.
•The up-front recognition of revenue on perpetual licenses and the license component of multi-year subscription lease contracts has a significant impact on our operating results. Our 2023 guidance assumes the ongoing ability to drive more multi-year subscription lease agreements across a broader set of customers and reflects the mix of license types that we see in our current forecast.
•Our renewal rates have remained high, and our assumptions are that they will continue to remain so for the majority of our business.
•Our spending reflects moderate expense impacts from inflation, and we continue to invest in long-term opportunities. We have also maintained and intend to maintain our commitment to invest in our acquisitions, research and development, and certain digital transformation projects, as those projects are critical to our ability to operate efficiently and scale the business for future growth.

We are currently forecasting the following:

Q4 2023 OUTLOOK

(in millions, except percentages and per share data)	GAAP			Non-GAAP
Revenue	$769.2	-	$819.2	$769.2	-	$819.2
Revenue Growth Rate	10.8%	-	18.0%	10.7%	-	17.9%
Revenue Growth Rate — Constant Currency	11.6%	-	18.9%	11.5%	-	18.8%
Operating margin	37.4%	-	41.1%	48.9%	-	51.2%
Effective tax rate assumption	15.0%	-	16.0%	17.5%
Diluted earnings per share[1]	$2.72	-	$3.18	$3.48	-	$3.89
1We are currently expecting approximately 87.5 million fully diluted shares outstanding for Q4 2023.

(in millions, except percentages)	Other Financial Metrics
ACV	$897.8	-	$942.8
ACV Growth Rate	9.8%	-	15.3%
ACV Growth Rate — Constant Currency	10.5%	-	16.2%

Q3 2023 Financial Results // 15

FY 2023 OUTLOOK

(in millions, except percentages and per share data)	GAAP			Non-GAAP
Revenue	$2,234.0	-	$2,284.0	$2,234.0	-	$2,284.0
Revenue Growth Rate	8.2%	-	10.6%	7.8%	-	10.2%
Revenue Growth Rate — Constant Currency	8.8%	-	11.3%	8.4%	-	10.9%
Operating margin	26.0%	-	27.6%	41.0%	-	42.0%
Effective tax rate assumption	15.0%	— %	16.0%	17.5%
Diluted earnings per share[1]	$5.31	-	$5.77	$8.34	-	$8.75
1We are currently expecting approximately 87.4 million fully diluted shares outstanding for FY 2023.

(in millions, except percentages)	Other Financial Metrics
ACV	$2,243.0	-	$2,288.0
ACV Growth Rate	10.4%	-	12.6%
ACV Growth Rate — Constant Currency	11.0%	-	13.3%
Unlevered operating cash flows	$705.0	-	$735.0
Our FY 2023 guidance is inclusive of $47.1 million in interest expense. This compares to interest expense in FY 2022 of $22.7 million with the significant increase in FY 2023 driven by the interest rate environment and our floating interest rate on our term loan. Reconciliations of the GAAP to Non-GAAP diluted EPS outlook and the operating cash flow to unlevered operating cash flow outlook are available in our "Reconciliations of GAAP to Non-GAAP Measures" section found later in this document.

In the context of broader U.S. foreign policy shifts, the U.S. Department of Commerce is continuing to apply controls to the export to China of certain technologies. Ansys maintains a robust global compliance program. Compliance and cooperation with the U.S. government’s evolving requirements are paramount to Ansys. Ansys has and will continue to align our internal processes to comply with U.S. export laws and regulations and any changes to those laws and regulations. During the third quarter, the U.S. Department of Commerce informed Ansys of additional restrictions on sales to certain Chinese entities, and incremental approval processes and export restrictions on the sale of certain Ansys products and services to entities performing research & development and certain controlled activities in China. The incremental export restrictions and processes took effect during the third quarter and initially included a broad export license requirement for certain China sales, which was later replaced by an enhanced Ansys screening process that was approved by the U.S. Department of Commerce’s Bureau of Industry and Security (BIS) on the final business day of the quarter. The new restrictions and processes have led to an elongated transaction cycle with certain prospects, which, in turn, is expected to lead to a delay in certain fourth quarter transactions and in some situations, could result in a loss of business. Ansys will continue to work collaboratively with the U.S. Department of Commerce to adhere to the new requirements, and we have internally aligned our business operations to adjust to these requirements.

For the full year 2023 guidance, we expect these incremental restrictions and processes to be a $25 million headwind to ACV and revenue relative to our full year guidance provided in August, which will mute our growth in China in 2023. The full year 2023 impact for ACV, revenue, diluted earnings per share and unlevered operating cash flows is summarized in the table below.

Despite these challenges, we are seeing operational momentum in the rest of our business and as a result are increasing ACV, revenue, diluted earnings per share and unlevered operating cash flows. The updated full year 2023 guidance reflects this incremental operational performance offset by China impacts. Additionally, meaningful U.S. Dollar strengthening in exchange rates has created continued headwinds since providing full year guidance in August. As a result, the guidance also assumes incremental adverse impacts from currency, primarily driven by substantial fluctuations in the Euro and Japanese Yen exchange rates.

Q3 2023 Financial Results // 16

The underlying foundation of our business remains strong and we continue to see momentum. The below chart captures the drivers of the update to our guidance since August:

(in millions, except per share data)	Mid-point of Guidance in August	Incremental Operational Performance*	Reduction due to China Export Restrictions and Processes	November mid-point of Guidance at August Exchange Rates	Currency Fluctuations	November mid-point of Guidance at Current Exchange Rates
ACV	$2,308	$11	($25)	$2,294	($28)	$2,266
Revenue	$2,292	$15	($25)	$2,282	($23)	$2,259
Diluted earnings per share	$8.64	$0.25	($0.21)	$8.68	($0.13)	$8.55
Unlevered operating cash flows	$724	$10	($7)	$727	($7)	$720
*Incremental operational performance captures changes to our results and outlook, excluding the impact of fluctuations from exchange rates and of incremental China export restrictions and processes.

Fiscal Year 2024 Comments
As we look to the future, the updated export restrictions and incremental processes will also mute Ansys's ACV and revenue growth in China in 2024, after which we expect our growth in China to return to steady-state. Despite these headwinds, in February, we still expect to initiate full year 2024 guidance with ACV of around 10% constant currency growth excluding tuck-in M&A, which is consistent with our model. Ansys has a diverse and broad customer base, and we play a critical role in our customers’ product development. We continue to focus our efforts on areas of opportunity and innovation to ensure continued growth. As a result, we reaffirm our long-term outlook from 2022 to 2025 of 12% constant currency ACV growth, including tuck-in M&A, and $3 billion of cumulative unlevered operating cash flows.

CURRENCY OUTLOOK
Our results are impacted by currency fluctuations, particularly by rate movements in the Euro and Japanese Yen. Our currency rate assumptions are as follows:

	Euro	Japanese Yen
Q4 2023	1.04 - 1.07	149 - 152
FY 2023	1.06 - 1.09	141 - 144

The outlook presented above factors in actual and planned increases in sales and channel capacity, our current visibility around major account activity, sales pipelines and forecasts. However, as we have said in the past, and will continue to reiterate, there are many factors over which we have no control, including the macroeconomic environment, customer procurement patterns, government and tax policies, and currency rate volatility. We do, however, have the benefit of a solid, repeatable business base; a diversified geographic and industry footprint; and a world-class customer base that have helped us to succeed and to deliver on our commitments.
Please see the section entitled “Forward-Looking Statements and Risk Factors” for a discussion of risks, uncertainties and factors that could cause actual results to differ materially from those implied by forward-looking statements.

Q3 2023 Financial Results // 17

/ Glossary of Terms
Annual Contract Value (ACV): ACV is a key performance metric and is useful to investors in assessing the strength and trajectory of our business. ACV is a supplemental metric to help evaluate the annual performance of the business. Over the life of the contract, ACV equals the total value realized from a customer. ACV is not impacted by the timing of license revenue recognition. ACV is used by management in financial and operational decision-making and in setting sales targets used for compensation. ACV is not a replacement for, and should be viewed independently of, GAAP revenue and deferred revenue as ACV is a performance metric and is not intended to be combined with any of these items. There is no GAAP measure comparable to ACV. ACV is composed of the following:

•the annualized value of maintenance and subscription lease contracts with start dates or anniversary dates during the period, plus

•the value of perpetual license contracts with start dates during the period, plus

•the annualized value of fixed-term services contracts with start dates or anniversary dates during the period, plus

•the value of work performed during the period on fixed-deliverable services contracts.

When we refer to the anniversary dates in the definition of ACV above, we are referencing the date of the beginning of the next twelve-month period in a contractually committed multi-year contract. If a contract is three years in duration, with a start date of July 1, 2023, the anniversary dates would be July 1, 2024 and July 1, 2025. We label these anniversary dates as they are contractually committed. While this contract would be up for renewal on July 1, 2026, our ACV performance metric does not assume any contract renewals.

Example 1: For purposes of calculating ACV, a $100,000 subscription lease contract or a $100,000 maintenance contract with a term of July 1, 2023 – June 30, 2024, would each contribute $100,000 to ACV for fiscal year 2023 with no contribution to ACV for fiscal year 2024.

Example 2: For purposes of calculating ACV, a $300,000 subscription lease contract or a $300,000 maintenance contract with a term of July 1, 2023 – June 30, 2026, would each contribute $100,000 to ACV in each of fiscal years 2023, 2024 and 2025. There would be no contribution to ACV for fiscal year 2026 as each period captures the full annual value upon the anniversary date.

Example 3: A perpetual license valued at $200,000 with a contract start date of March 1, 2023 would contribute $200,000 to ACV in fiscal year 2023.

Backlog: Deferred revenue associated with installment billings for periods beyond the current quarterly billing cycle and committed contracts with start dates beyond the end of the current period.

Deferred Revenue: Billings made or payments received in advance of revenue recognition.

Subscription Lease or Time-Based License: A license of a stated product of our software that is granted to a customer for use over a specified time period, which can be months or years in length. In addition to the use of the software, the customer is provided with access to maintenance (unspecified version upgrades and technical support) without additional charge. The revenue related to these contracts is recognized ratably over the contract period for the maintenance portion and up front for the license portion.

Perpetual / Paid-Up License: A license of a stated product and version of our software that is granted to a customer for use in perpetuity. The revenue related to this type of license is recognized up front.

Q3 2023 Financial Results // 18

Maintenance: A contract, typically one year in duration, that is purchased by the owner of a perpetual license and that provides access to unspecified version upgrades and technical support during the duration of the contract. The revenue from these contracts is recognized ratably over the contract period.

Q3 2023 Financial Results // 19

/ Forward-Looking Statements and Risk Factors

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the Exchange Act). Forward-looking statements are statements that provide current expectations or forecasts of future events based on certain assumptions. Forward-looking statements are subject to risks, uncertainties, and factors relating to our business which could cause our actual results to differ materially from the expectations expressed in or implied by such forward-looking statements.

Forward-looking statements use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “outlook,” “plan,” “predict,” “project,” “should,” “target,” or other words of similar meaning. Forward-looking statements include those about market opportunity, including our total addressable market. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.

The risks associated with the following, among others, could cause actual results to differ materially from those described in any forward-looking statements:

•adverse conditions in the macroeconomic environment, including high inflation, recessionary conditions and volatility in equity and foreign exchange markets; political, economic and regulatory uncertainties in the countries and regions in which we operate;

•impacts from tariffs, trade sanctions, export controls or other trade barriers, including export control restrictions and licensing requirements for exports to China;

•impacts resulting from the conflict between Israel and Hamas, including impacts from changes to diplomatic relations and trade policy between the United States and other countries resulting from the conflict; impacts from changes to diplomatic relations and trade policy between the United States and Russia or the United States and other countries that may support Russia or take similar actions due to the conflict between Russia and Ukraine;

•constrained credit and liquidity due to disruptions in the global economy and financial markets, which may limit or delay availability of credit under our existing or new credit facilities, or which may limit our ability to obtain credit or financing on acceptable terms or at all;

•our ability to timely recruit and retain key personnel in a highly competitive labor market for skilled personnel, including potential financial impacts of wage inflation;

•declines in our customers’ businesses resulting in adverse changes in procurement patterns; disruptions in accounts receivable and cash flow due to customers’ liquidity challenges and commercial deterioration; uncertainties regarding demand for our products and services in the future and our customers’ acceptance of new products; delays or declines in anticipated sales due to reduced or altered sales and marketing interactions with customers; and potential variations in our sales forecast compared to actual sales;

•increased volatility in our revenue due to the timing, duration and value of multi-year subscription lease contracts; and our reliance on high renewal rates for annual subscription lease and maintenance contracts;

•our ability to protect our proprietary technology; cybersecurity threats or other security breaches, including in relation to breaches occurring through our products and an increased level of our activity that is occurring from remote global off-site locations; and disclosure and misuse of employee or customer data whether as a result of a cybersecurity incident or otherwise;

Q3 2023 Financial Results // 20

•our ability and our channel partners’ ability to comply with laws and regulations in relevant jurisdictions; and the outcome of contingencies, including legal proceedings, government or regulatory investigations and tax audit cases;

•uncertainty regarding income tax estimates in the jurisdictions in which we operate; and the effect of changes in tax laws and regulations in the jurisdictions in which we operate;

•the quality of our products, including the strength of features, functionality and integrated multiphysics capabilities; our ability to develop and market new products to address the industry’s rapidly changing technology; failures or errors in our products and services; and increased pricing pressure as a result of the competitive environment in which we operate;
•investments in complementary companies, products, services and technologies; our ability to complete and successfully integrate our acquisitions and realize the financial and business benefits of the transactions; and the impact indebtedness incurred in connection with any acquisition could have on our operations;

•investments in global sales and marketing organizations and global business infrastructure; and dependence on our channel partners for the distribution of our products;

•current and potential future impacts of a global health crisis, natural disaster or catastrophe, and the actions taken to address these events by our customers, suppliers, regulatory authorities and our business, on the global economy and consolidated financial statements, and other public health and safety risks; and government actions or mandates;

•operational disruptions generally or specifically in connection with transitions to and from remote work environments; and the failure of our technological infrastructure or those of the service providers upon whom we rely including for infrastructure and cloud services;

•our intention to repatriate previously taxed earnings and to reinvest all other earnings of our non-U.S. subsidiaries;

•plans for future capital spending; the extent of corporate benefits from such spending including with respect to customer relationship management; and higher than anticipated costs for research and development or a slowdown in our research and development activities;

•our ability to execute on our strategies related to environmental, social, and governance matters, and meet evolving and varied expectations, including as a result of evolving regulatory and other standards, processes, and assumptions, the pace of scientific and technological developments, increased costs and the availability of requisite financing, and changes in carbon markets; and

•other risks and uncertainties described in our reports filed from time to time with the Securities and Exchange Commission (the SEC).
Q3 2023 Financial Results // 21

/ Reconciliations of GAAP to Non-GAAP Measures (Unaudited)

	Three Months Ended
	September 30, 2023
(in thousands, except percentages and per share data)	Revenue	Gross Profit	%	Operating Income	%	Net Income	EPS - Diluted[1]
Total GAAP	$458,795	$393,538	85.8%	$69,816	15.2%	$55,502	$0.64
Stock-based compensation expense	—	3,568	0.8%	58,061	12.7%	58,061	0.66
Excess payroll taxes related to stock-based awards	—	3	—%	241	0.1%	241	—
Amortization of intangible assets from acquisitions	—	20,707	4.5%	26,654	5.8%	26,654	0.31
Expenses related to business combinations	—	—	—%	1,465	0.3%	1,465	0.02
Adjustment for income tax effect	—	—	—%	—	—%	(19,026)	(0.22)
Total non-GAAP	$458,795	$417,816	91.1%	$156,237	34.1%	$122,897	$1.41
1 Diluted weighted average shares were 87,381.

	Three Months Ended
	September 30, 2022
(in thousands, except percentages and per share data)	Revenue	Gross Profit	%	Operating Income	%	Net Income	EPS - Diluted[1]
Total GAAP	$472,511	$410,544	86.9%	$123,384	26.1%	$95,975	$1.10
Acquisition accounting for deferred revenue	1,162	1,162	—%	1,162	0.2%	1,162	0.01
Stock-based compensation expense	—	2,621	0.5%	46,970	9.9%	46,970	0.55
Excess payroll taxes related to stock-based awards	—	37	—%	260	0.1%	260	—
Amortization of intangible assets from acquisitions	—	17,281	3.7%	21,102	4.4%	21,102	0.24
Expenses related to business combinations	—	—	—%	1,210	0.3%	1,210	0.01
Adjustment for income tax effect	—	—	—%	—	—%	(11,958)	(0.14)
Total non-GAAP	$473,673	$431,645	91.1%	$194,088	41.0%	$154,721	$1.77
1 Diluted weighted average shares were 87,418.
Q3 2023 Financial Results // 22

	Nine Months Ended
	September 30, 2023
(in thousands, except percentages and per share data)	Revenue	Gross Profit	%	Operating Income	%	Net Income	EPS - Diluted[1]
Total GAAP	$1,464,841	$1,263,592	86.3%	$293,135	20.0%	$225,650	$2.58
Stock-based compensation expense	—	9,924	0.6%	158,533	10.7%	158,533	1.81
Excess payroll taxes related to stock-based awards	—	303	—%	5,270	0.4%	5,270	0.06
Amortization of intangible assets from acquisitions	—	60,404	4.2%	77,002	5.3%	77,002	0.88
Expenses related to business combinations	—	—	—%	5,758	0.4%	5,758	0.07
Adjustment for income tax effect	—	—	—%	—	—%	(48,222)	(0.55)
Total non-GAAP	$1,464,841	$1,334,223	91.1%	$539,698	36.8%	$423,991	$4.85
1 Diluted weighted average shares were 87,335.

	Nine Months Ended
	September 30, 2022
(in thousands, except percentages and per share data)	Revenue	Gross Profit	%	Operating Income	%	Net Income	EPS - Diluted[1]
Total GAAP	$1,371,438	$1,182,224	86.2%	$332,557	24.2%	$265,763	$3.04
Acquisition accounting for deferred revenue	6,758	6,758	0.1%	6,758	0.3%	6,758	0.08
Stock-based compensation expense	—	7,448	0.5%	122,119	8.9%	122,119	1.40
Excess payroll taxes related to stock-based awards	—	481	—%	5,530	0.5%	5,530	0.06
Amortization of intangible assets from acquisitions	—	51,947	3.8%	63,922	4.6%	63,922	0.73
Expenses related to business combinations	—	—	—%	5,376	0.4%	5,376	0.06
Adjustment for income tax effect	—	—	—%	—	—%	(40,929)	(0.47)
Total non-GAAP	$1,378,196	$1,248,858	90.6%	$536,262	38.9%	$428,539	$4.90
1 Diluted weighted average shares were 87,496.

	Three Months Ended		Nine Months Ended
(in thousands)	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Net cash provided by operating activities	$160,768	$127,151	$484,400	$457,031
Cash paid for interest	11,948	5,894	33,795	12,192
Tax benefit	(2,091)	(1,061)	(5,914)	(2,195)
Unlevered operating cash flows	$170,625	$131,984	$512,281	$467,028
Q3 2023 Financial Results // 23

ANSYS, INC. AND SUBSIDIARIES
Reconciliation of Forward-Looking Guidance
Quarter Ending December 31, 2023
	Operating Margin			Earnings Per Share - Diluted
U.S. GAAP expectation	37.4%	-	41.1%	$2.72	-	$3.18
Exclusions before tax:
Acquisition-related amortization	3.2%	-	3.5%	$0.30	-	$0.31
Stock-based compensation and related excess payroll tax	6.8%	-	7.9%	$0.64	-	$0.69
Expenses related to business combinations	0.1%			$0.01
Adjustment for income tax effect	N/A			($0.24)	-	($0.25)
Non-GAAP expectation	48.9%	-	51.2%	$3.48	-	$3.89

ANSYS, INC. AND SUBSIDIARIES
Reconciliation of Forward-Looking Guidance
Year Ending December 31, 2023
	Operating Margin			Earnings Per Share - Diluted
U.S. GAAP expectation	26.0%	-	27.6%	$5.31	-	$5.77
Exclusions before tax:
Acquisition-related amortization	4.5%	-	4.6%	$1.18	-	$1.19
Stock-based compensation and related excess payroll tax	9.6%	-	10.1%	$2.51	-	$2.57
Expenses related to business combinations	0.3%			$0.08
Adjustment for income tax effect	N/A			($0.79)	-	($0.81)
Non-GAAP expectation	41.0%	-	42.0%	$8.34	-	$8.75

(in millions)	Unlevered Operating Cash Flows
Net cash provided by operating activities	$667.0	-	$697.0
Cash paid for interest	$46.1
Tax benefit	($8.1)
Unlevered operating cash flows	$705.0	-	$735.0

/ Non-GAAP Measures

We provide non-GAAP revenue, non-GAAP gross profit, non-GAAP gross profit margin, non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income, non-GAAP diluted earnings per share and unlevered operating cash flows as supplemental measures to GAAP regarding our operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. A detailed explanation of each of the adjustments to these financial measures is described below. These prepared remarks also contain a reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure, as applicable.
Q3 2023 Financial Results // 24

We use non-GAAP financial measures (a) to evaluate our historical and prospective financial performance as well as our performance relative to our competitors, (b) to set internal sales targets and spending budgets, (c) to allocate resources, (d) to measure operational profitability and the accuracy of forecasting, (e) to assess financial discipline over operational expenditures and (f) as an important factor in determining variable compensation for management and employees. In addition, many financial analysts that follow us focus on and publish both historical results and future projections based on non-GAAP financial measures. We believe that it is in the best interest of our investors to provide this information to analysts so that they accurately report the non-GAAP financial information. Moreover, investors have historically requested, and we have historically reported, these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.
While we believe that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all our competitors and may not be directly comparable to similarly titled measures of our competitors due to potential differences in the exact method of calculation. We compensate for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.
The adjustments to these non-GAAP financial measures, and the basis for such adjustments, are outlined below:
Acquisition accounting for deferred revenue. Historically, we have consummated acquisitions in order to support our strategic and other business objectives. Under prior accounting guidance, a fair value provision resulted in acquired deferred revenue that was often recorded on the opening balance sheet at an amount that was lower than the historical carrying value. Although this fair value provision has no impact on our business or cash flow, it adversely impacts our reported GAAP revenue in the reporting periods following an acquisition. In 2022, we adopted accounting guidance which eliminates the fair value provision that resulted in the deferred revenue adjustment on a prospective basis. In order to provide investors with financial information that facilitates comparison of both historical and future results, we have historically provided non-GAAP financial measures which exclude the impact of the acquisition accounting adjustment for acquisitions prior to the adoption of the new guidance in 2022. The 2022 non-GAAP financial measures presented in this document include the adjustment to exclude the income statement effects of acquisition accounting adjustments to deferred revenue from business combinations closed prior to 2022. There is no adjustment included for 2023 as the impact is not material.
Amortization of intangible assets from acquisitions. We incur amortization of intangible assets, included in our GAAP presentation of amortization expense, related to various acquisitions we have made. We exclude these expenses for the purpose of calculating non-GAAP gross profit, non-GAAP gross profit margin, non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when we evaluate our continuing operational performance because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by us after the acquisition. Accordingly, we do not consider these expenses for purposes of evaluating our performance during the applicable time period after the acquisition, and we exclude such expenses when making decisions to allocate resources. We believe that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the effectiveness of the methodology and information used by us in our financial and operational decision-making, and (b) compare our past reports of financial results as we have historically reported these non-GAAP financial measures.
Q3 2023 Financial Results // 25

Stock-based compensation expense. We incur expense related to stock-based compensation included in our GAAP presentation of cost of maintenance and service; research and development expense; and selling, general and administrative expense. This non-GAAP adjustment also includes excess payroll tax expense related to stock-based compensation. Although stock-based compensation is an expense and viewed as a form of compensation, we exclude these expenses for the purpose of calculating non-GAAP gross profit, non-GAAP gross profit margin, non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when we evaluate our continuing operational performance. Specifically, we exclude stock-based compensation during our annual budgeting process and our quarterly and annual assessments of our performance. The annual budgeting process is the primary mechanism whereby we allocate resources to various initiatives and operational requirements. Additionally, the annual review by our board of directors during which it compares our historical business model and profitability to the planned business model and profitability for the forthcoming year excludes the impact of stock-based compensation. In evaluating the performance of our senior management and department managers, charges related to stock-based compensation are excluded from expenditure and profitability results. In fact, we record stock-based compensation expense into a stand-alone cost center for which no single operational manager is responsible or accountable. In this way, we can review, on a period-to-period basis, each manager's performance and assess financial discipline over operational expenditures without the effect of stock-based compensation. We believe that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate our operating results and the effectiveness of the methodology used by us to review our operating results, and (b) review historical comparability in our financial reporting as well as comparability with competitors' operating results.
Expenses related to business combinations. We incur expenses for professional services rendered in connection with business combinations, which are included in our GAAP presentation of selling, general and administrative expense. We also incur other expenses directly related to business combinations, including compensation expenses and concurrent restructuring activities, such as employee severances and other exit costs. These costs are included in our GAAP presentation of selling, general and administrative and research and development expenses. We exclude these acquisition-related expenses for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when we evaluate our continuing operational performance, as we generally would not have otherwise incurred these expenses in the periods presented as a part of our operations. We believe that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate our operating results and the effectiveness of the methodology used by us to review our operating results, and (b) review historical comparability in our financial reporting as well as comparability with competitors' operating results.
Non-GAAP tax provision. We utilize a normalized non-GAAP annual effective tax rate (AETR) to calculate non-GAAP measures. This methodology provides better consistency across interim reporting periods by eliminating the effects of non-recurring items and aligning the non-GAAP tax rate with our expected geographic earnings mix. To project this rate, we analyzed our historic and projected non-GAAP earnings mix by geography along with other factors such as our current tax structure, recurring tax credits and incentives, and expected tax positions. On an annual basis we re-evaluate and update this rate for significant items that may materially affect our projections.

Unlevered operating cash flows. We make cash payments for the interest incurred in connection with our debt financing which are included in our GAAP presentation of operating cash flows. We exclude this cash paid for interest, net of the associated tax benefit, for the purpose of calculating unlevered operating cash flows. Unlevered operating cash flow is a supplemental non-GAAP measure that we use to evaluate our core operating business. We believe this measure is useful to investors and management because it provides a measure of our cash generated through operating activities independent of the capital structure of the business.
Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
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We have provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures as listed below:

GAAP Reporting Measure	Non-GAAP Reporting Measure
Revenue	Non-GAAP Revenue
Gross Profit	Non-GAAP Gross Profit
Gross Profit Margin	Non-GAAP Gross Profit Margin
Operating Income	Non-GAAP Operating Income
Operating Profit Margin	Non-GAAP Operating Profit Margin
Net Income	Non-GAAP Net Income
Diluted Earnings Per Share	Non-GAAP Diluted Earnings Per Share
Operating Cash Flows	Unlevered Operating Cash Flows
Constant currency. In addition to the non-GAAP financial measures detailed above, we use constant currency results for financial and operational decision-making and as a means to evaluate period-to-period comparisons by excluding the effects of foreign currency fluctuations on the reported results. To present this information, the 2023 results for entities whose functional currency is a currency other than the U.S. Dollar were converted to U.S. Dollars at rates that were in effect for the 2022 comparable period, rather than the actual exchange rates in effect for 2023. Constant currency growth rates are calculated by adjusting the 2023 reported amounts by the 2023 currency fluctuation impacts and comparing the adjusted amounts to the 2022 comparable period reported amounts. We believe that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the effectiveness of the methodology and information used by us in our financial and operational decision-making, and (b) compare our reported results to our past reports of financial results without the effects of foreign currency fluctuations.

IR Contact:
Kelsey DeBriyn
Vice President, Investor Relations
724.820.3927
kelsey.debriyn@ansys.com

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